Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-279280 on Form S-3 and Registration Statement Nos. 333-277558, 333-270506, 333-267952, and 333-261205 on Form S-8 of our reports dated February 25, 2025, relating to the financial statements of Gingko Bioworks Holdings, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Gingko Bioworks Holdings, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 25, 2025